SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2004

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23554	59-2921318
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

220 E. Central Parkway, Suite 2060, Altamonte Springs, Florida 32701

(Address of principal executive offices) (Zip Code)

407-741-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 2.1. Acquisition or Disposition of Assets.

On June 28, 2004, International Assets Holding Corp. (the “Company”) announced that it is has reached agreement with Global Currencies Limited (“Global”), to acquire Global’s specialist foreign exchange trading business. Under the proposed mechanics of the transaction, the Company will purchase a newly formed company from Global shareholders which will own the trading and marketing team, customer relationships and other contractual agreements constituting the foreign exchange business of Global. The Company will not be acquiring the shares of Global or the other businesses currently operated by Global. Closing of this transaction is subject to a number of conditions and, subject to the fulfillment of these conditions, is anticipated to occur on or about July 7, 2004.

At the closing, the sellers will receive $1.0 million in cash and 150,000 shares of common stock of the Company. The sellers will agree not to resell 75,000 of these shares for a period of twelve months after the closing and will further agree not to resell the remaining 75,000 shares for a period of twenty-four months after the closing. The purchase consideration will also include contingent future payments equal to 20% of gross foreign exchange trading revenues generated by the Company through the end of 2006 (subject to certain minimum and maximum payments). The Company expects to fund the initial cash payment, as well as working capital to operate the acquired trading operations, from its current cash resources.

Since it began operations in 1986, Global has become an established player providing not-for-profit organizations with foreign exchange and treasury services in the less liquid emerging markets. Global has relationships with over 250 non-governmental and charitable organizations in the U.S. and Europe and facilitates a significant portion of the aid flows to over 100 emerging markets countries through a wide network of third parties. Gross foreign exchange trading revenue from Global’s foreign exchange and treasury services business, based on un-audited divisional management accounts, was approximately $5.5 million for the twelve months ended December 31, 2003.

Exhibits	Description
2.1	Acquisition Agreement dated as of June 25, 2004, by and among International Assets Holding Corporation, Global Currencies Limited, and the shareholders of Global Currencies (Holdings) Limited.

99.1	Press Release

Signatures

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNATIONAL ASSETS HOLDING CORPORATION

Date: June 30, 2004	/s/ Sean M. O’Connor
Sean M. O’Connor
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Acquisition Agreement dated as of June 25, 2004, by and among International Assets Holding Corporation, Global Currencies Limited, and the shareholders of Global Currencies (Holdings) Limited.

99.1	Press Release